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                                                                       EXHIBIT 5

                                December 9, 1996

Veritas DGC Inc.
3701 Kirby Drive, Suite 112
Houston, Texas 77098

     Re: VERITAS DGC INC. REGISTRATION STATEMENT ON FORM S-3;
       SHELF RESALE PROSPECTUS

Gentlemen:

     At your request, we have examined the Restated Certificate of Incorporation of Veritas DGC Inc., a Delaware corporation (the "Company"), the bylaws and all corporate proceedings of the Company in connection with the proposed sale to the public by certain Selling Stockholders of the Company of up to 113,333 shares of Common Stock, par value $.01 per share (the "Shares"), and have reviewed such other matters as we deem relevant in the premises, and based upon such review and examination, we are of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of outstanding warrants and upon the Company's receipt of the exercise price thereunder, will be validly issued, fully-paid and nonassessable outstanding shares of Common Stock of the Company.

     We hereby consent to the reference to our firm under the caption "Counsel" in the Prospectus included in the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission in connection with the offering of the Shares.

                                                         Very truly yours,

                                                         PORTER & HEDGES, L.L.P.